Exhibit 10.1
WAIVER AND RELEASE
This Waiver and Release (this “Release”) is executed by James “Jay” A. Harron (the “Executive”) pursuant to Section 7(e) of the Employment Agreement, by and between Americold Logistics, LLC (the “Company”) and the Executive (the “Employment Agreement”) and in consideration for the payments and benefits in Section 7(b) of the Employment Agreement. Capitalized terms used but not defined in this Release have the meanings given to them in the Employment Agreement.
1.    The Executive hereby confirms the termination of his employment with the Company effective July 6, 2022 (the “Separation Date”). The Executive resigns from all positions and offices with the Company and each of its subsidiaries and affiliates and the board of directors of any subsidiaries of the Company, as applicable, in each case as of July 6, 2022.
2.    General Release, Claims Not Released and Related Provisions.
    a.    General Release of All Claims. In consideration of the payments and benefits to be provided to Executive, the sufficiency and adequacy of which is hereby acknowledged, Executive knowingly and voluntarily releases and forever discharges the Company, its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former associates, attorneys, officers, directors, trustees, and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout this Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Release, including, but not limited to, any alleged violation of:

    Title VII of the Civil Rights Act of 1964 and Civil Rights Act of 1991;

    Sections 1981 through 1988 of Title 42 of the United States Code;

    The Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

    The Americans with Disabilities Act of 1990;

    The Age Discrimination in Employment Act of 1967 (“ADEA”);

    The Sarbanes-Oxley Act of 2002;

    The Equal Pay Act;

    The Genetic Information Nondiscrimination Act of 2008;

    any other federal, state or local law, rule, regulation, or ordinance;

    any public policy, contract, tort, or common law; or

    any other basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

The Executive covenants not to sue the Releasees regarding any claim released herein.

    b.    Claims Not Released. Executive is not waiving any rights Executive may have to: (a) Executive’s own vested accrued employee benefits under the Company’s current health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Release; (d) enforce this Release; and/or (e) challenge the validity of this Release.

    c.    Governmental Agencies. Nothing in this Release prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding or other proceeding before any federal, state, or local government agency (e.g. EEOC, NLRB, SEC, etc.), nor does anything in this Release preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. However, to the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies; provided however, that Executive acknowledges and understands that he is not waiving any right to seek or recover any monetary whistleblower award from a government-administered whistleblower award program that cannot be waived as a matter of law for providing information directly to a government agency.

    d.    Collective/Class Action Waiver. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee identified in this Release is a party.

3.    Acknowledgments and Affirmations.

a.    Executive affirms that Executive has not filed or caused to be filed and is not a party to any claim, complaint, or action against any of the Releasees in any forum or form.

b.    Executive also affirms that Executive has reported all hours worked as of the date Executive executes this Release and has been paid or has received all compensation, wages, bonuses, and benefits to which Executive may be entitled and that no other compensation, wages, bonuses, commissions or benefits are due to Executive with the exception of the payments and benefits pursuant to Section 7(b) of the Employment Agreement.

c.    Executive further affirms that Executive has no known workplace injuries or occupational diseases. Executive also affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

d.    Executive also affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its officers, directors or associates including, but not limited to, allegations of corporate fraud.

e.    Executive further affirms that all of the Company’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law.

f.    Executive also affirms that Executive has returned all Company property in Executive’s possession or control and has deleted any Confidential Information stored on any electronic device, web-based email or other storage location not owned by the Company but within the Executive’s possession or control.

g.    Executive acknowledges that no provision of this Agreement or any other Agreement between Executive and the Company shall be construed to prohibit or otherwise restrict Executive from lawfully reporting waste, fraud, or abuse to a designated investigative or law enforcement representative of a federal department or agency authorized to receive such information.

h.    Executive acknowledges and agrees that Executive has entered into agreements with the Company containing certain non-disparagement, cooperation, return of property, nondisclosure, intellectual property assignment, non-competition, and non-solicitation provisions, including as set forth in a Confidential and Proprietary Information Agreement and Executive’s Employment Agreement including without limitation, the Restrictive Covenant and Mandatory Arbitration Agreement and that Executive shall be bound by, and shall continue to comply with Employee’s surviving obligations under those agreements and any other agreement between Employee and the Company (the “Continuing Obligations”). Executive further represents and warrants that he has complied with the terms of the Employment Agreement and his fiduciary obligations to the Company and has not engaged in any conduct while employed at the Company that would give rise to a Cause separation under the Employment Agreement (“Representations”). Notwithstanding anything contained herein, Executive’s right to receive severance payments and benefits under the Employment Agreement are conditioned on and subject to (A) Executive’s or where applicable, Executive’s estate’s execution and non-revocation of this Release of claims against Releasees, (B) Executive’s compliance with his Continuing Obligations, and (C) the truth of Executive’s Representations.

i.    Executive acknowledges and agrees that that Executive’s cooperation obligation under the Employment Agreement includes, but is not limited to, providing information relating to work transition matters (contact details for current and prospective targets, lenders, brokers, venture capitalists, etc. and lists and summaries of pending or potential transactions). Further, Executive acknowledges and agrees that Executive shall be reasonably available to the Company as set forth in the Employment Agreement.

4.    Equity. Executive acknowledges and agrees that the vesting date for the time -based equity awards as provided for in Section 7(b)(v) of the Employment Agreement shall not occur until the 60th day following the Separation Date, subject to (a) the other conditions in Section 7(b)(v) of the Employment Agreement, and (b) Executive’s Continuing Obligations and Representations.

5.    Consideration Period. The Executive understands that the Executive has twenty-one (21) days to consider this Release before deciding whether to sign it. The Executive may sign this Release sooner if the Executive chooses, but no sooner than the date of termination of the Executive’s employment. If the Executive chooses to sign this Release before the expiration of such twenty-one (21) day period, the Executive represents that the Executive’s decision to do so is knowing and voluntary. Executive understands and agrees that Executive would not receive the severance payments and benefits specified in the Employment Agreement except for Executive’s execution of this Release and the fulfillment of the promises contained herein. The Executive agrees that any changes made to this Release after it was delivered to the Executive, whether material or immaterial, do not restart the period described in this Section. The Company advises the Executive to consult with an attorney before signing this Release.

6.    Right to Revoke. The Executive understands that the Executive has the right to revoke this Release within seven (7) days after signing it. This Release shall not become effective until the eighth day following the date on which the Executive has signed it without having revoked it (the “Effective Date”). If the Executive chooses to revoke this Release, the Executive must deliver written notice of revocation to the Company in accordance with Section 8 of the Employment Agreement. Any such notice of revocation must be delivered to the Company in a manner calculated to ensure receipt prior to 11:59 p.m. Eastern Time on the day prior to the Effective Date. The Executive understands that if the Executive revokes this Release, the Executive will not be entitled to any of the benefits provided hereunder.

7.    General Provisions. The Releasees expressly deny that they have any liability to the Executive, and this Release is not to be construed as an admission of any such liability. This Release is to be construed under the laws of the State of Georgia. This Release, together with the Employment Agreement, constitutes the entire agreement between the Executive and the Company with respect to the issues addressed in this Release. The Executive represents that the Executive is not relying on any other agreements or oral representations not fully expressed in this Release. This Release may not be modified except in writing signed by the Executive and an authorized Company representative. The headings in this Release are for reference only, and do not in any way affect the meaning or interpretation of this Release. As used herein, the phrase “including” means “including, but not limited to” in each instance. “Or” is used in the inclusive sense of “and/or”. Should any part of this Release be found to be void or unenforceable by an Arbitrator, court of competent jurisdiction (for any suit, action, proceeding or motion that a party is permitted to file in a court notwithstanding the Executive Employment Agreement), or Government Agency, such determination will not affect the remainder of this Release.

ACCEPTED AND AGREED BY:

___________________________________
JAMES “JAY” A. HARRON

Date: July __, 2022
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